Exhibit 99.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF A NEW DIRECTOR

BEDMINSTER, N.J. – August 18, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Carmen M. Bowser to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective September 28, 2017. Ms. Bowser most recently served as Managing Vice President, Commercial Real Estate Division, at Capital One Bank, N.A., New York, NY, where she was responsible for a geographically dispersed 100-person team which provided the “first line of defense” for new loan originations and asset management.

Prior to joining Capital One, Ms. Bowser was a Principal/Managing Director for Prudential Mortgage Capital Company, where she led the commercial mortgage origination teams in McLean, Virginia, Boston, Massachusetts and New York City, overseeing annual team loan production of approximately $800 million across an expansive platform of FNMA, General Account, conduit, bridge, interim and mezzanine loans. She has held similar positions at Teachers Insurance and Annuity Association, NY, Arbor National Commercial Corp, Los Angeles, CA, and The Prudential Insurance Company of America, LA, NY and Newark, NJ.

“We are thrilled to welcome Carmen to our Board of Directors and our team of experts,” stated Doug Kennedy, President and Chief Executive Officer at Peapack-Gladstone Bank. “Her experience in the commercial real estate space, which extends beyond the New Jersey metro market, complements our strategy, and will provide us the insight we need to continue to grow.”

A resident of New York and graduate of William Smith College with an MBA in Finance from Rutgers Graduate School of Management, she is a National Association of Corporate Directors Fellow and a member of Women Corporate Directors, the Urban Land Institute and WX, Inc., an organization for executive women in commercial real estate. Ms. Bowser is an Independent Board Member and Member of the Audit and Nominating and Governance Committees for Columbia Property Trust, Atlanta, GA, and is a Board Member for the 42nd Street Development Corporation, NYC.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.17 billion as of June 30, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to individuals, businesses and non-profits, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

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Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921